UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration under 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
               to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                        Commission File Number 333-124036-11


                       CITIGROUP MORTGAGE LOAN TRUST, INC.
           (Issuer in respect of the Mortgage Pass-Through Certificates)
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                              390 GREENWICH STREET
                            NEW YORK, NEW YORK 10013
                                 (212) 816-6000
          -------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 Mortgage Pass-Through Certificates, Series 2005-2
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                 Not Applicable
   ---------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d)remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)       [ ]        Rule 12h-3(b)(1)(i)       [ ]
      Rule 12g-4(a)(1)(ii)      [ ]        Rule 12h-3(b)(1)(ii)      [ ]
      Rule 12g-4(a)(2)(i)       [ ]        Rule 12h-3(b)(2)(i)       [ ]
      Rule 12g-4(a)(2)(ii)      [ ]        Rule 12h-3(b)(2)(ii)      [ ]
                                           Rule 15d-6                [x]

Approximate number of holders of record as of the certification or notice date: 34


      Pursuant to the requirements of the Securities Exchange Act of 1934, Citigroup Mortgage Loan Trust, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 27, 2006                       BY:   /s/ William S. Felts
                                                   --------------------------
                                                       William S. Felts
                                                       Senior Vice President